EXHIBIT 10.1

Execution Version

SECOND AMENDMENT TO FORBEARANCE
AND MODIFICATION AGREEMENT

     This SECOND AMENDMENT TO FORBEARANCE AND MODIFICATION AGREEMENT (this “Agreement”) is entered into as of the 31st day of January, 2002, among Arguss Communications, Inc., formerly known as Arguss Holdings, Inc. (the “Borrower”), certain guarantors of the Borrower identified on the signature pages hereto (the “Guarantors”), the Lenders (as defined below) and Bank of America, N.A., formerly NationsBank, N.A., as administrative agent for the Lenders (in such capacity, the “Agent”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth, or incorporated, in the Forbearance Agreement (as defined below).

RECITALS

     A.     The Borrower, the Agent and certain financial institutions (the “Lenders”) are parties to that certain Credit Agreement dated as of March 19, 1999 (as amended and otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have made and may hereafter make loans and advances and other extensions of credit to the Borrower.

     B.     The Borrower, the Guarantors, the Agent and the Lenders are parties to that certain Forbearance and Modification Agreement dated as of November 13, 2001, as amended by that certain Amendment to Forbearance and Modification Agreement and Waiver dated as of December 26, 2001 (as further amended and otherwise modified from time to time, the “Forbearance Agreement”), pursuant to which the Agent and the Lenders agreed to temporarily forbear from exercising their rights and remedies arising from the Acknowledged Events of Default pursuant to the terms and conditions set forth therein.

     C.     Certain additional Events of Default, other than the Acknowledged Events of Default, exist under the Credit Agreement arising from the Borrower’s failure to comply with the financial covenants set forth in Section 6.10(a), (b) and (c) of the Credit Agreement, in each case for the applicable period ending December 31, 2002 (the “Additional Events of Default”).

     D.     The Borrower has entered into that certain Agreement and Plan of Merger dated as of January 7, 2002 (the “Merger Agreement”) with Dycom Industries, Inc. (“Dycom”) and Troy Acquisition Corp., pursuant to which Dycom would acquire all of the outstanding equity of the Borrower.

     E.     The Borrower has requested that the Agent and the Lenders agree to (i) forbear from exercising any rights and remedies arising from the Additional Events of Default and (ii) extend the Forbearance Period until April 30, 2002 to allow the Borrower time to consummate the transactions contemplated by the Merger Agreement.

     F.     The Agent and the Lenders have agreed to do so, but only pursuant to the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.     Estoppel, Acknowledgement and Reaffirmation. As of January 23, 2002, the total outstanding principal amount of Revolving Loans was not less than $51,000,000, the undrawn portion of the Stated Amount of all outstanding Letters of Credit was $3,000,000 and the total outstanding principal amount under the Term Loan was not less than $10,750,000, which amounts constitute valid and subsisting obligations of the Borrower to the Lenders that are not subject to any credits, offsets, defenses, claims, counterclaims or adjustments of any kind. The Borrower and the Guarantors hereby acknowledge their obligations under the Loan Documents and reaffirm that each of the liens and security interests created and granted in or pursuant to the Loan Documents are valid and subsisting and that this Agreement shall in no manner impair or otherwise adversely effect such liens and security interests.

     2.     Amendments to Forbearance Agreement

(i) The definition of “Forbearance Termination Event” set forth in Section 3 of the Forbearance Agreement is hereby amended and restated in its entirety to read as follows:

“Forbearance Termination Event” shall mean the earliest to occur of: (a) any Event of Default under any of the Loan Documents other than the Acknowledged Events of Default; (b) any Default under any of the Loan Documents, provided that a Default under the Loan Documents shall constitute a Forbearance Termination Event hereunder only if it remains uncured after the earlier of (i) the expiration of any cure period provided under the applicable Loan Document, (ii) ten (10) days from the date that the Default first existed, and (iii) April 30, 2002; (c) a breach by the Borrower of any term or condition of this Agreement; (d) consummation of the transactions contemplated by the Merger Agreement; (e) termination of the Merger Agreement; (f) the amendment of any material term of the Merger Agreement, which amendment is material to the Lenders, without the prior written consent of the Agent; and (g) April 30, 2002.

(ii) The definition of “Acknowledged Events of Default” set forth in Recital B to the Forbearance Agreement is hereby amended to include the Additional Events of Default.

     3.     Interest. Notwithstanding anything to the contrary contained in the Credit Agreement, effective January 15, 2002, the “Applicable Margin” for all Base Rate Loans shall be 250 basis points per annum and the “Applicable Margin” for all Eurodollar Loans shall be 350 basis points per annum.

     4.      Additional Covenants.

(a) EBITDA. In lieu of complying with the financial covenants set forth in Section 6.10 (b) and (c) of the Credit Agreement for the applicable financial periods ending March 31, 2002, the Borrower shall generate EBITDA of not less than $5,000,000 for each of the six month periods ending (i) January 31, 2002, (ii) February 28, 2002 and (iii) March 31, 2002.

(b) Reporting. In addition to any existing reporting requirements, the Borrower shall deliver to the Agent, within twenty (20) days of the end of each calendar month beginning with the calendar month ending January 31, 2002, a compliance certificate, executed by the Borrower’s Principal Financial Officer, indicating the Borrower’s EBITDA for the six month period then ended and in form otherwise reasonably acceptable to the Agent.

     5.     Extension Fee. In consideration of the willingness of the Agent and the Lenders to enter into this Agreement, the Borrower shall be obligated to pay to the Agent, for the ratable benefit of the Lenders executing this Agreement, an extension fee in amount equal to 50 basis points of each such Lender’s current outstanding Commitment (the “Extension Fee”), which shall be deemed fully earned on the effectiveness of this Agreement. Of the Extension Fee, $100,000 shall be payable at closing of this Agreement, an additional $100,000 shall be payable February 28, 2002, an additional $100,000 shall be payable March 31, 2002, and the balance shall be payable on April 30, 2002; provided, however, that (i) the entire unpaid amount of the Extension Fee shall be immediately due and payable upon the occurrence of a Forbearance Termination Event, except as set forth in clause (ii) of this proviso, and (ii) in the event that all other obligations and liabilities of the Borrower and the Guarantors to the Agent and the Lenders under and in connection with the Loan Documents are satisfied in full, or otherwise restructured on terms and conditions acceptable to the Lenders, prior to the occurrence of a Forbearance Termination Event (or, in the case of a Forbearance Termination Event arising exclusively from the consummation of the transaction contemplated by the Merger Agreement, substantially contemporaneously with such consummation), the Lenders shall waive any portion of the Extension Fee that has not yet become payable as of the date of such satisfaction.

     6.     Expenses. Upon demand therefor, the Borrower shall pay all reasonable out-of-pocket expenses incurred by the Agent and Lenders (including without limitation the reasonable fees and out-of-pocket expenses of counsel) in connection with or related to the negotiation, drafting, and execution of this Agreement ad the transactions contemplated hereby.

     7.     Conditions Precedent. As conditions precedent to the effectiveness of this Agreement:

(a) the Agent shall have received counterparts of this Agreement duly executed by the Borrower and the Lenders;

(b) the Borrower shall have reimbursed the Agent for the fees and expenses of its counsel billed through January 29, 2002 in the amount of $16,205.52;

(c) the Agent shall have received a fully executed copy of the Merger Agreement;

(d) the Agent shall have received (for the ratable benefit of the Lenders executing this Agreement) $100,000 of the Extension Fee; and

(e) the Agent shall have received, for its own account, the fee referred to in that certain letter agreement dated as of the date hereof between the Borrower and the Agent.

     8.     Representations and Warranties. The Borrower hereby represents and warrants to the Agent and Lenders that:

(a) after giving effect to this Agreement, other than the Acknowledged Events of Default, no Default or Event of Default exists under the Loan Documents;

(b) after giving effect to this Agreement, the representations and warranties of the Borrower contained in Article IV of the Credit Agreement are true, accurate and complete in all material respects on and as of the date hereof to the same extent as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date; and

(c) (i) the execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Borrower, (ii) subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting creditors’ rights (including, without limitation, preference and fraudulent conveyance or transfer laws), this Agreement constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms and (iii) neither this Agreement, nor the execution, delivery or performance by the Borrower hereof (A) violates any law or regulation, or any order or decree of any court or Governmental Authority, (B) conflicts with or results in the breach or termination of, constitutes a default under or accelerates any performance required by, any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Borrower is a party or by which the Borrower or any of its property is bound, or (C) results in the creation or imposition of any lien upon any of the Collateral.

     9.     Release. In consideration of the willingness of the Agent and the Lenders to enter into this Agreement, the Borrower and each of the Guarantors hereby release the Agent and the Lenders, and the offices, employees, representatives, counsel, subsidiaries, affiliates, trustees and directors of each, from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act on or prior to the date hereof.

     10.     Reference to and Effect on Credit Agreement. Except as specifically modified herein, the Forbearance Agreement and the other Loan Documents shall remain in full force and effect. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Lenders or the Agent under any of the Loan Documents, or constitute a waiver or amendment of any provision of any of the Loan Documents, except as expressly set forth herein.

     11.     Further Assurances. The Agent, the Lenders, the Guarantors and the Borrower each agrees to execute and deliver, or to cause to be executed and delivered, all such instruments as they may reasonably request to effectuate the intent and purposes, and to carry out the terms, of this Agreement.

     12.     Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF MARYLAND (WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THEREOF); PROVIDED THAT THE BORROWER, THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

     13.     Miscellaneous.

(a) This Agreement shall be binding on and shall inure to the benefit of the Borrower, the Guarantors, the Agent, the Lenders and their respective successors and permitted assigns. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Borrower, the Guarantors, the Agent and the Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement.

(b) Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(c) Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(d) Except as otherwise provided in this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in the Loan Documents, the provision contained in this Agreement shall govern and control.

(e) This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Delivery of an executed counterpart of this Agreement by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered to the Agent.

     14.     Entirety. This Agreement, the Forbearance Agreement and the other Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. This Agreement, the Forbearance

Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.

[Remainder of Page Left Blank Intentionally]

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWER:	ARGUSS COMMUNICATIONS, INC.

By: /s/ ARTHUR TRUDEL
Name: Arthur Trudel
Title: VP & CFO

GUARANTORS:	ARGUSS COMMUNICATIONS GROUP

By: /s/ ARTHUR TRUDEL
Name: Arthur Trudel
Title: Vice Chairman

ARGUSS SERVICES CORP.

By: /s/ ARTHUR TRUDEL
Name: Arthur Trudel
Title: VP & CFO

CONCEPTRONIC, INC.

By: /s/ ARTHUR TRUDEL
Name: Arthur Trudel
Title: Vice President

SCHENCK COMMUNICATIONS LIMITED
PARTNERSHIP

By: /s/ ARTHUR TRUDEL
Name: Arthur Trudel
Title: Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as Agent and as a Lender

By: /s/ DANIEL LANGELIER
Name: Daniel Langelier
Title: Senior Vice President

SUNTRUST BANK

By: /s/ GEORGE A. WAYS
Name: George A. Ways
Title: Managing Director

NATIONAL CITY BANK

By: /s/ KELLY L. MOYER
Name: KELLY MOYER
Title: VICE PRESIDENT

FLEET NATIONAL BANK

By: /s/ THOMAS J. LEVY
Name: Thomas J. Levy
Title: Vice President

U.S. BANK, NATIONAL ASSOCIATION

By: /s/ C. KIRK DYCHE
Name: C. KIRK DYCHE
Title: VICE PRESIDENT

UNION BANK OF CALIFORNIA, N.A.

By: /s/ JOEL STEINER
Name: Joel Steiner
Title: Vice President

KEYBANK NATIONAL ASSOCIATION

By: /s/ MARK KLEINHAUS
Name: Mark Kleinhaus
Title: Vice Pres.